                                                                                Exhibit 11
                     ALLIED Life Financial Corporation and Subsidiaries
                               COMPUTATION OF PER SHARE EARNINGS



                                                   Three Months Ended                      Six Months Ended
                                                        June 30,                               June 30,

                                                  1998             1997                 1998           1997
                                                               (In thousands, except per share data)

Numerator

Net income                                       $   1,126         $  2,679            $  2,468         $  4,806
Preferred stock dividends                             (453)            (426)               (900)            (792)

Numerator for basic earnings
   per share - income available to
   common stockholders                                 673            2,253               1,568            4,014

Effect of diluted securities
   Convertible preferred stock
   dividends                                            27               27                  53               54

   Numerator for diluted earnings
     per share - income available to
     common stockholders after
     assumed conversion                          $     700         $  2,280            $  1,621         $  4,068

Denominator

Denominator for basic earnings
   per share - weighted average
   shares                                            4,422            4,446               4,413            4,474

Effect of dilutive securities
   Stock options                                        46               28                  38               30
   Convertible preferred stock                         103              108                 107              108


Dilutive potential common shares                       149              136                 145              138

   Denominator for diluted earnings per
   share - adjusted weighted average
   shares and assumed conversions                    4,571            4,582               4,558            4,612

Basic earnings per share                         $    0.15         $   0.51            $   0.36         $   0.89

Diluted earnings per share                       $    0.15         $   0.50            $   0.36         $   0.87



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